    As filed with the Securities and Exchange Commission on September 16, 1996
                                                      Registration No. 333-11247

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                             ____________________
                              AMENDMENT NO. 1 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ____________________
                           PROSOFT DEVELOPMENT, INC.
            (Exact Name of Registrant as Specified in Its Charter)

                               7100 KNOTT AVENUE
                          BUENA PARK, CALIFORNIA 90620
                                 (714) 562-8282
              (Address, Including Zip Code, and Telephone Number,
            Including Area Code, of Registrant's Executive Offices)

           NEVADA                              8243                             87-0448639
(State or Other Jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer Identification No.)
Incorporation or Organization)       Classification Code Number)

                               KEITH D. FREADHOFF
                            CHIEF EXECUTIVE OFFICER
                           PROSOFT DEVELOPMENT, INC.
                               7100 KNOTT AVENUE
                          BUENA PARK, CALIFORNIA 90620
                                 (714) 562-8282
              (Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                               ____________________
                                    COPY TO:
                               WILLIAM L. TWOMEY
                             HEWITT & MCGUIRE, LLP
                     19900 MACARTHUR BOULEVARD, SUITE 1050
                            IRVINE, CALIFORNIA 92612
                               ____________________
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                               ____________________
     If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration and NASDAQ filing fees.


Securities and Exchange Commission
 registration fee.......................    $22,193
NASDAQ listing fee......................    $     *
Accounting fees and expenses............    $     *
Printing and engraving expenses.........    $     *
Transfer agent and registrar (fees and
 expenses)..............................    $     *
Blue sky fees and expenses (including
 counsel fees)..........................    $     *
Other legal fees and legal expenses.....    $     *
Miscellaneous expenses..................    $     *
     Total..............................    $     *
- --------------------
* To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Nevada Private Corporation Law ("NPCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to (x) any action or suit by or in the right of the corporation against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred, in connection with the defense or settlement believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation and (y) any other action or suit or proceeding against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, reasonable cause to believe his or her conduct was unlawful. To the extent that a director, officer, employee or agent has been "successful on the merits or otherwise" the corporation must indemnify such person. The articles of incorporation or bylaws may provide that the expenses of officers and directors incurred in defending any such action must be paid as incurred and in advance of the final disposition of such action. The

NPCL also permits the corporation to purchase and maintain insurance on behalf of the corporation's Directors and officers against any liability arising out of their Status as such, whether or not the corporation would have the power to indemnify him against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

  The Company's Restated Articles of Incorporation provide that the Company shall indemnify any director or officer of the Company in connection with certain actions, suits or proceedings, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred. The Company is also required to pay any expenses incurred by a director or officer in defending the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that such a provision must not eliminate or limit the liability of a director or officer for: (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of illegal distributions. The Company's Restated Articles of Incorporation include a provision eliminating the personal liability of directors for breach of fiduciary duty except that such provision will not eliminate or limit any liability which may not be so eliminated or limited under applicable law.

  The Company's Bylaws generally require the Company to indemnify, as well as to advance expenses, to its directors and its officers to the fullest extent permitted by Nevada Law upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that they are not entitled to indemnification by the Company. The Company has also entered into indemnification agreements with its directors and officers which similarly provide for the indemnification and advancement of expenses by the Company.

  The Company maintains liability insurance for its directors and officers covering, subject to certain exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors or officers of the Company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

  The following securities of the Company have been sold by the Company during the past three years without registration under the Securities Act of 1933, as amended (the "Act").

  In February 1995, the Company issued 100,000 shares for $1,500 to one investor. No commissions were paid in connection with this issuance. The Company believes the foregoing sale was exempt from the registration requirements of the Act in reliance on the exemption contained in Section 4(2) of the Act.

  In March 1996, the Company entered into the Reorganization Agreement with Old ProSoft and the Old ProSoft stockholders. Under the terms of the Reorganization Agreement, Old ProSoft stockholders received one share of Common Stock of the Company in exchange for each of their shares of Old ProSoft, and Old ProSoft became a wholly-owned subsidiary of the Company. An aggregate of 4,726,250 shares were issued to the 76 Old ProSoft stockholders in the Reorganization and the Old ProSoft stockholders ended up owning approximately 90% of the Company immediately after the Reorganization. No commissions were paid in connection with such issuance. The

Company believes that the issuance of Common Stock to the Old ProSoft stockholders was exempt from the registration requirements of the Act in reliance on the exemption contained in Section 4(2) of the Act.

  In March 1996, the Company issued 25,000 shares to a consultant in consideration for services rendered. The Company believes the foregoing issuance was exempt from the registration requirements of the Act in reliance on the exemption contained in Section 4(2) of the Act.

  In April and May of 1996, the Company issued and sold 430,462 shares of Common Stock at $3.50 per share and warrants to purchase 143,473 shares of Common Stock at $5.00 per share to 30 investors in a private offering (the "$3.50 Private Placement"). This offering was made on a private basis only to persons who were "accredited investors" as defined in Securities Act Rule 501(a). No commissions were paid in connection with the $3.50 Private Placement. The Company believes the foregoing sales were exempt from the registration requirement of the Act in reliance on the exemption contained in Section 4(2) of the Act and/or Regulation D promulgated thereunder.

  In connection with the $3.50 Private Placement, the Company issued warrants to purchase an aggregate of 22,988 shares to two sophisticated individuals as payment of finders' fees. The Company believes that the foregoing issuances were exempt from the registration requirement of the Act in reliance on the exemption contained in Section 4(2) of the Act.

  In June and July of 1996, an aggregate of 840,000 shares were issued to 26 stockholders of the Company upon exercise of warrants to purchase Common Stock by those stockholders. The warrants were originally acquired by the stockholders in a private placement by Old ProSoft and became warrants to purchase Common Stock of the Company as part of the Reorganization. Each of the individuals exercising warrants was an accredited investor. The Company believes the foregoing sales were exempt from the registration requirements of the Act in reliance on the exemption contained in Section 4(2) of the Act.

  In June 1996, 50,000 shares of Common Stock were issued to a stockholder of the Company upon exercise of a warrant which was originally received by the stockholder in consideration for services performed for Old ProSoft. The warrant became a warrant to purchase Common Stock of the Company as part of the Reorganization. The Company believes the foregoing issuance was exempt from the registration requirements of the Act in reliance on the exemption contained in
Section 4(2) of the Act.

  In June through August 1996, the Company issued an aggregate of 71,832 shares to 16 stockholders of the Company upon exercise of warrants acquired in the $3.50 Private Placement. Each of the individuals exercising warrants was an accredited investor. The Company believes the foregoing sales were exempt from the registration requirements of the Act in reliance on the exemption contained in Section 4(2) of the Act.

  During April 1996 through July 1996, the Company, pursuant to its 1996 Stock Option Plan, issued options to purchase 667,500 shares of Common Stock to certain of its employees and consultants, with exercise prices ranging from $3.50 to $20.00 per share. None of these options has been exercised. The Company believes the foregoing issuances were exempt from the registration requirements of the Act in reliance on the exemption contained in Section 4(2) of the Act and by virtue of Rule 701 promulgated under the Act.

  In July through August 1996, the Company issued and sold 727,000 shares of Common Stock at $10.00 per share to 35 investors in a private offering (the "$10.00 Private Placement"). This offering was made on a private basis only to persons who were "accredited investors" as defined in Securities Act Rule 501(a). No commissions were paid in connection with the $10.00 Private Placement. The Company believes the foregoing sales were exempt from the registration requirement of the Act in reliance on the exemption contained in
Section 4(2) of the Act and/or Regulation D promulgated thereunder.

  In connection with the $10.00 Private Placement, in August 1996 the Company issued a warrant to purchase an aggregate of 120,000 shares to one sophisticated individual as payment of finders' fees. The Company believes that the foregoing issuance was exempt from the registration requirement of the Act in reliance on the exemption contained in Section 4(2) of the Act.

  In August 1996, the Company issued an option to purchase 50,000 shares to a consultant to the Company. The Company believes that the foregoing issuance was exempt from the registration requirement of the Act in reliance on the exemption contained in Section 4(2) of the Act.

  In August 1996, 1,200 shares were issued to a stockholder of the Company at $5.00 per share upon exercise of a warrant issued in the $3.50 Private Placement. The individual exercising the warrant was an accredited investor. The Company believes the foregoing sale was exempt from the registration requirement of the Act in reliance on the exemption contained in Section 4(2) of the Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)   Index of Exhibits


Exhibit No.              Description of Exhibits
- -----------      ---------------------------------------
      2          Agreement and Plan of Reorganization, dated March 26, 1996, between the Company, Pro-Soft Development Corp. and the
                 shareholders of Pro-Soft Development Corp.
    3.1          Restated Articles of Incorporation of the Company**
    3.2          Bylaws of the Company**
      4          Specimen Stock Certificate**
      5          Opinion of Hewitt & McGuire, LLP*
   10.1          Pro-Soft Development Corp. 1996 Stock Option Plan**
   10.2          ProSoft Development, Inc. 1996 Stock Option Plan**
   10.3          Stock and Warrant Purchase Agreement, dated April 15, 1996, by and among the Company, Donald L. Danks, Keith D. Freadhoff,
                 Douglas Hartman and various investors**
   10.4          Form of Subscription Agreement, entered into in July and August
                 1996, between the Company and various investors**

Exhibit No.              Description of Exhibits
- -----------      ---------------------------------------
   10.5          Form of Registration and Lock-Up Agreement, dated September __,
                 1996, between the Company and certain of the Selling
                 Stockholders/*/
   10.6          Microsoft\Internet Contract Teaching Agreement dated as of
                 April 29, 1996 between the Company and Merisel, Inc.
   10.7          Strategic Relationship Agreement dated as of June 25, 1996 between the Company and Innovus Corporation
   10.8          Lease dated September 29, 1995 between Douglas E. Hartman dba
                 Professional Development Institute and Steven R. Layton, as
                 Receiver
   10.9          Xerox Order Agreement dated September 26, 1995 between
                 Professional Development Institute and Xerox Corporation
  10.10          Term Lease Master Agreement dated as of April 19, 1996 between
                 Pro-Soft Development Corp. and IBM Credit Corporation
  10.11          Lease Agreement dated as of June 21, 1996 between Pro-Soft
                 Development Corp. and Sanwa Leasing Corporation
  10.12          Promissory Notes dated July 3, 1996 and July 31, 1996 made by
                 Keith Freadhoff in favor of the Company**
  10.13          Form of Indemnification Agreement between the Company and its
                 Directors and Officers**
     21          Subsidiaries of the Company**
   23.1          Consent of Ernst & Young, LLP**
   23.2          Consent of Kelly & Company**
   23.3          Consent of Hewitt & McGuire, LLP (included in the opinion filed as Exhibit 5)*
     24          Power of Attorney**
     27          Financial Data Schedule**

ITEM 17.        UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                 Statement:

                          (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment

- --------------------
 * To be filed by amendment.

** Previously filed.

                                 thereof) which, individually, or in the
                                 aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum Offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate Offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

  Insofar as indemnification for liabilities arising from the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buena Park, State of California on the 16th day of September, 1996.

                                           PROSOFT DEVELOPMENT, INC.


                                            By:  /s/ Keith D. Freadhoff
                                                -----------------------------
                                                Keith D. Freadhoff,
                                                Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.






          Signature                        Capacity                    Date
          ---------                        --------                    ----

/s/ Keith D. Freadhoff*
- -----------------------------     Chief Executive Officer and     September 16, 1996
Keith D. Freadhoff                Chairman of the Board
                                  (Principal Executive Officer)

/s/ Donald L. Danks*
- -----------------------------     President and Director          September 16, 1996
Donald L. Danks

/s/ Brooks A. Corbin*
- -----------------------------     Chief Financial Officer         September 16, 1996
Brooks A. Corbin                  (Principal Financial and
                                  Accounting Officer)

/s/ William E. Richardson*
- -----------------------------     Director                        September 16, 1996
William E. Richardson


*By /s/ Eric E. Richardson
- -----------------------------
     Eric E. Richardson
      Attorney-in-fact

                                EXHIBIT INDEX


Exhibit No.              Description of Exhibits
- -----------      ---------------------------------------
      2          Agreement and Plan of Reorganization, dated March 26, 1996, between the Company, Pro-Soft Development Corp. and the
                 shareholders of Pro-Soft Development Corp.
    3.1          Restated Articles of Incorporation of the Company**
    3.2          Bylaws of the Company**
      4          Specimen Stock Certificate**
      5          Opinion of Hewitt & McGuire, LLP*
   10.1          Pro-Soft Development Corp. 1996 Stock Option Plan**
   10.2          ProSoft Development, Inc. 1996 Stock Option Plan**
   10.3          Stock and Warrant Purchase Agreement, dated April 15, 1996, by and among the Company, Donald L. Danks, Keith D. Freadhoff,
                 Douglas Hartman and various investors**
   10.4          Form of Subscription Agreement, entered into in July and August
                 1996, between the Company and various investors**
   10.5          Form of Registration and Lock-Up Agreement, dated September __,
                 1996, between the Company and certain of the Selling
                 Stockholders/*/
   10.6          Microsoft\Internet Contract Teaching Agreement dated as of
                 April 29, 1996 between the Company and Merisel, Inc.
   10.7          Strategic Relationship Agreement dated as of June 25, 1996 between the Company and Innovus Corporation
   10.8          Lease dated September 29, 1995 between Douglas E. Hartman dba
                 Professional Development Institute and Steven R. Layton, as
                 Receiver
   10.9          Xerox Order Agreement dated September 26, 1995 between
                 Professional Development Institute and Xerox Corporation
  10.10          Term Lease Master Agreement dated as of April 19, 1996 between
                 Pro-Soft Development Corp. and IBM Credit Corporation
  10.11          Lease Agreement dated as of June 21, 1996 between Pro-Soft
                 Development Corp. and Sanwa Leasing Corporation
  10.12          Promissory Notes dated July 3, 1996 and July 31, 1996 made by
                 Keith Freadhoff in favor of the Company**
  10.13          Form of Indemnification Agreement between the Company and its
                 Directors and Officers**
     21          Subsidiaries of the Company**
   23.1          Consent of Ernst & Young, LLP**
   23.2          Consent of Kelly & Company**
   23.3          Consent of Hewitt & McGuire, LLP (included in the opinion filed as Exhibit 5)*
     24          Power of Attorney**
     27          Financial Data Schedule**

- --------------------
 * To be filed by amendment.

** Previously filed.